Exhibit 99.1

RPC, Inc. Reports Third Quarter 2022 Financial Results

•	Net income of $69.3 million compared to $46.9 million in the second quarter of 2022
•	Diluted earnings per share of $0.32 compared to $0.22 in the second quarter of 2022
•	EBITDA[1] of $113.0 million compared to $80.6 million in the second quarter of 2022

ATLANTA, October 26, 2022 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2022. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production, and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2022, RPC generated revenues of $459.6 million, an increase of 22.4 percent compared to $375.5 million in the second quarter of 2022, due to higher customer activity levels and pricing improvements, as well as an increasingly favorable job mix. Operating profit for the third quarter of 2022 was $92.2 million compared to an operating profit of $60.4 million in the second quarter of 2022. Net income for the third quarter of 2022 was $69.3 million, or $0.32 diluted earnings per share, compared to net income of $46.9 million, or $0.22 diluted earnings per share, in the second quarter of 2022. Earnings before interest, taxes, depreciation, and amortization (EBITDA)1 for the third quarter of 2022 was $113.0 million, an increase of 40.3 percent, compared to $80.6 million in the second quarter of 2022.

Cost of revenues during the third quarter of 2022 was $309.8 million, or 67.4 percent of revenues, compared to $260.9 million, or 69.5 percent of revenues in the second quarter of 2022. Cost of revenues increased primarily due to increases in expenses consistent with higher activity levels, such as materials and supplies expenses, maintenance and repairs expenses, employment costs and fuel costs. Cost of revenues as a percentage of revenues decreased due to the leverage of direct employment costs over higher revenues coupled with improved pricing for RPC’s services.

Selling, general and administrative expenses were $38.2 million, or 8.3 percent of revenues in the third quarter of 2022 compared to $35.9 million, or 9.6 percent of revenues in the prior quarter. Depreciation and amortization was $20.9 million in the third quarter of 2022 compared to $20.1 million in the second quarter of 2022.

For the nine months ended September 30, 2022, revenues increased 87.7 percent to $1.1 billion compared to $596.7 million for the same period last year. Net income for the nine-month period was $131.4 million, or $0.61 diluted earnings per share, compared to a net loss of $5.1 million, or $0.02 loss per share, in the same period last year.

1 EBITDA is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to net income or net loss, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

Third Quarter 2022 Earnings Release

RPC’s revenues for the quarter ended September 30, 2022 increased $234.3 million, or 104.0 percent, compared to the third quarter of the prior year due to improved pricing, higher customer activity levels and a larger active fleet of revenue-producing equipment. Cost of revenues during the third quarter of 2022 increased by $139.2 million compared to the third quarter of 2021. As a percentage of revenues, cost of revenues decreased to 67.4 percent in the third quarter of 2022 from 75.7 percent in the third quarter of 2021 because of improved pricing for our services and leverage of employment costs.

Selling, general and administrative expenses increased by $6.8 million in the third quarter of 2022 compared to the third quarter of the prior year. RPC’s operating profit in the third quarter of 2022 was $92.2 million, compared to an operating profit of $8.0 million in the third quarter of 2021. Net income for the third quarter of 2022 was $69.3 million compared to a net income of $5.3 million in the third quarter of 2021. EBITDA1 for the third quarter of 2022 was $113.0 million compared to $26.5 million in the third quarter of 2021.

Rig Count and Commodity Price Statistics

The average U.S. domestic rig count during the third quarter of 2022 was 761, a 5.8 percent increase compared to the second quarter of 2022 and a 52.2 percent increase compared to the same period in 2021. The average price of oil during the third quarter of 2022 was $92.84 per barrel, a 14.8 percent decrease compared to the second quarter of 2022, but a 31.6 percent increase compared to the same period in 2021. The average price of natural gas during the third quarter of 2022 was $8.03 per Mcf, a 7.2 percent increase compared to the second quarter of 2022, and an 82.9 percent increase compared to the same period in 2021.

Management Commentary

“RPC’s third quarter financial results reflect significant improvement as favorable industry fundamentals, including higher commodity prices, supported our customers’ decisions to enhance their drilling and completion activities. High activity levels coupled with a tight supply of oilfield equipment and crews allowed us to improve our utilization and pricing and generate strong financial results,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “Although a seasonal slowdown during the fourth quarter is possible, our visibility into early 2023 indicates continued strong demand for our services,” concluded Palmer.

Summary of Segment Operating Performance

RPC manages two operating segments – Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, nitrogen, hydraulic workover services, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe inspection and storage services, and oilfield training services.

Third Quarter 2022 Earnings Release

Technical Services third quarter 2022 revenues increased by 22.4 percent compared to the prior quarter and by 105.7 percent compared to the same period of the prior year. Technical Services generated an operating profit of $89.5 million in the third quarter of 2022 compared to an operating profit of $59.8 million in the prior quarter, and an operating profit of $8.3 million in the third quarter of the prior year. The sequential and year-over-year improvements in Technical Services operating results were driven by higher customer activity levels, improved pricing and a larger active fleet of pressure pumping equipment.

Support Services revenues increased by 22.8 percent during the third quarter of 2022 compared to the prior quarter, and by 76.9 percent compared to the same period of the prior year. These increases were due to higher activity levels and improved pricing within rental tools. Support Services generated an operating profit of $5.3 million in the third quarter of 2022 compared to an operating profit of $3.3 million in the prior quarter, and an operating loss of $55 thousand in the same period of the prior year.

	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Revenues:
Technical Services	$435,775	$356,103	$211,842	$1,058,227	$560,602
Support Services	23,826	19,404	13,468	61,505	36,075
Total revenues	$459,601	$375,507	$225,310	$1,119,732	$596,677
Operating profit (loss):
Technical Services	$89,455	$59,827	$8,272	$171,093	$3,938
Support Services	5,278	3,334	(55)	11,392	(5,353)
Corporate expenses	(4,106)	(4,544)	(3,080)	(13,160)	(9,760)
Gain on disposition of assets, net	1,543	1,798	2,837	6,295	7,408
Total operating profit (loss)	$92,170	$60,415	$7,974	$175,620	$(3,767)
Interest expense	(143)	(222)	(1,280)	(543)	(1,763)
Interest income	329	128	15	472	47
Other (expense) income, net	(67)	79	448	516	1,571

Income (loss) before income taxes	$92,289	$60,400	$7,157	$176,065	$(3,912)

Third Quarter 2022 Earnings Release

RPC, Inc. will hold a conference call today, October 26, 2022 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (888) 440-5966 or (646) 960-0125 for international callers and use conference ID number 9842359. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including statements regarding (i) our belief that favorable industry fundamentals, including higher commodity prices, supported our customers’ decisions to enhance their drilling and completion activities, (ii) our belief that high activity levels coupled with an appropriate supply of oilfield equipment and crews allowed us to improve our utilization and pricing and generate strong financial results, and (iii) our belief that while a seasonable slowdown during the fourth quarter is possible, our visibility into early 2023 indicates continued strong demand for our services. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2021.

For information about RPC, Inc., please contact:

Michael L. Schmit, Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers, Vice President Corporate Services

(404) 321-2162

JLanders@rpc.net

Third Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended			Nine Months Ended
Periods ended, (Unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
REVENUES	$459,601	$375,507	$225,310	$1,119,732	$596,677
COSTS AND EXPENSES:
Cost of revenues	309,790	260,917	170,621	779,544	462,633
Selling, general and administrative expenses	38,243	35,879	31,446	110,362	91,444
Depreciation and amortization	20,941	20,094	18,106	60,501	53,775
Gain on disposition of assets, net	(1,543)	(1,798)	(2,837)	(6,295)	(7,408)
Operating profit (loss)	92,170	60,415	7,974	175,620	(3,767)
Interest expense	(143)	(222)	(1,280)	(543)	(1,763)
Interest income	329	128	15	472	47
Other (expense) income, net	(67)	79	448	516	1,571
Income (loss) before income taxes	92,289	60,400	7,157	176,065	(3,912)
Income tax provision	22,949	13,461	1,891	44,707	1,210
NET INCOME (LOSS)	$69,340	$46,939	$5,266	$131,358	$(5,122)

EARNINGS (LOSS) PER SHARE
Basic	$0.32	$0.22	$0.02	$0.61	$(0.02)
Diluted	$0.32	$0.22	$0.02	$0.61	$(0.02)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	216,647	216,565	215,677	216,485	212,983
Diluted	216,647	216,565	215,677	216,485	212,983

Third Quarter 2022 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	September 30, 2022	December 31, 2021
	(Unaudited)
Cash and cash equivalents	$35,885	$82,433
Accounts receivable, net	470,000	258,635
Inventories	93,346	78,983
Income taxes receivable	45,466	58,504
Prepaid expenses	6,866	9,773
Assets held for sale	692	692
Other current assets	2,867	2,990
Total current assets	655,122	492,010
Property, plant and equipment, net	312,596	254,408
Operating lease right-of-use assets	21,768	24,572
Finance lease right-of-use assets	-	20,327
Goodwill	32,150	32,150
Other assets	33,947	40,898
Total assets	$1,055,583	$864,365

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$146,569	$74,404
Accrued payroll and related expenses	26,046	15,350
Accrued insurance expenses	4,427	10,129
Accrued state, local and other taxes	6,214	1,905
Income taxes payable	517	656
Pension liabilities	6,429	-
Current portion of operating lease liabilities	6,299	6,387
Current portion of finance lease liabilities	-	20,194
Other accrued expenses	1,743	1,824
Total current liabilities	198,244	130,849
Long-term accrued insurance expenses	8,008	11,770
Long-term pension liabilities and retirement plans	22,128	35,376
Long-term operating lease liabilities	16,832	19,719
Other long-term liabilities	5,738	7,111
Deferred income taxes	31,223	17,749
Total liabilities	282,173	222,574
Common stock	21,663	21,563
Capital in excess of par value	-	-
Retained earnings	771,779	640,936
Accumulated other comprehensive loss	(20,032)	(20,708)
Total stockholders' equity	773,410	641,791
Total liabilities and stockholders' equity	$1,055,583	$864,365

Third Quarter 2022 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net income (loss) to EBITDA, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Income (Loss) to EBITDA is shown below:

	Three Months Ended			Nine Months Ended
Periods ended, (Unaudited)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
(In thousands)
Reconciliation of Net Income (Loss) to EBITDA
Net Income (Loss)	$69,340	$46,939	$5,266	$131,358	$(5,122)
Add:
Income tax provision	22,949	13,461	1,891	44,707	1,210
Interest expense	143	222	1,280	543	1,763
Depreciation and amortization	20,941	20,094	18,106	60,501	53,775
Less:
Interest income	329	128	15	472	47
EBITDA	$113,044	$80,588	$26,528	$236,637	$51,579